Exhibit 99.1

For Immediate Release:

FELCOR LODGING TRUST ANNOUNCES RICHARD A. SMITH
AS CHIEF FINANCIAL OFFICER

     IRVING, Texas...October 13, 2004 - FelCor Lodging Trust Incorporated (NYSE: FCH), today announced Richard A. Smith as Chief Financial Officer and Executive Vice President.

     Smith, 42, was most recently with Wyndham International as Executive Vice President and Chief Financial Officer. He was responsible for the company’s financial strategy and operations. Smith joined Wyndham International in September 1999 as Senior Vice President and Treasurer. Smith also previously worked with Starwood Hotels & Resorts, Worldwide, Inc., where he was Vice President of Corporate Finance. Previously, he worked for Atlantic Richfield Company and Coopers & Lybrand.

     “We are extremely pleased to name Rick as the Chief Financial Officer,” said Thomas J. Corcoran, Jr., FelCor’s President and Chief Executive Officer. “His career and success in the hospitality industry will be a strong addition to the FelCor management team. I expect Rick to partner with me in the execution of our strategic plan to grow revenues and profits as the lodging industry continues to recover.”

     Smith is a certified public accountant. He graduated from the University of Tennessee, where he received a Bachelor of Science degree in Accounting and Business Law. Smith is expected to start on November 15, 2004.

     FelCor is the nation’s second largest hotel real estate investment trust and the nation’s largest owner of full service, all-suite hotels. FelCor’s consolidated portfolio is comprised of 148 hotels, located in 32 states and Canada. FelCor owns 69 full service, all-suite hotels, and is the largest owner of Embassy Suites Hotels® and Doubletree Guest Suites® hotels. FelCor’s portfolio also includes 70 hotels in the upscale and full service segments. FelCor has a current market capitalization of approximately $3.0 billion. Additional information can be found on FelCor’s Web site at www.felcor.com.

     With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws that are qualified by cautionary statements contained herein and in FelCor’s filings with the Securities and Exchange Commission.

Contact:
Thomas J. Corcoran, Jr., President and CEO	(972) 444-4901 tcorcoran@felcor.com
Monica L. Hildebrand, Vice President of Communications	(972) 444-4917 mhildebrand@felcor.com

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